November 9, 2023
Mercury Systems, Inc.
50 Minuteman Road
Andover, Massachusetts 01810

Re:    Mercury Systems, Inc.
Registration Statement on Form S-8
Filed on November 9, 2023
Ladies and Gentlemen:
We have acted as counsel to Mercury Systems, Inc., a Massachusetts corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to an aggregate of $10,000,000 of deferred compensation obligations of the Company (the “Obligations”). The Obligations represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Mercury Systems, Inc. Deferred Compensation Matching Plan (the “DCMP”).
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Articles of Organization of the Company, as amended to date, (ii) the Bylaws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the DCMP, and (v) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.
Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, the Obligations, when issued by the Company in accordance with the provisions of the DCMP, will be valid and binding obligations of the Company, enforceable in accordance with the terms of the DCMP, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of generally applicability relating to or affecting creditors’ rights.
In addition, the DCMP is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written DCMP plan document comply with the provisions applicable to top-hat plans. We express no opinion as to whether the DCMP is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the DCMP would constitute a select group of management or highly compensated employees.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
The opinions expressed herein are limited to Title I of ERISA and the Massachusetts Business Corporation Act, and we express no opinion with respect to the laws of any other state or jurisdiction.
Very truly yours,
/s/ MORGAN, LEWIS & BOCKIUS LLP